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FOR IMMEDIATE RELEASE

MONDAY, DECEMBER 7, 1998

FOR FURTHER INFORMATION CONTACT:
ORYX TECHNOLOGY CORP.                            FINANCIAL RELATIONS BOARD
PHILIP MICCICHE/PRESIDENT & CEO                  JORDAN GOLDSTEIN (ANALYSTS)
MITCHEL UNDERSETH/CFO                            HANNAH BRUCE (GENERAL INFO)
(510) 492-2080                                   (415) 986-1591

       ORYX TECHNOLOGY RECEIVES $500,000 IN RESTRUCTURING OF INVESTMENT
                         IN FORMER SUBSIDIARY COMPANY

FREMONT, CA, MONDAY, DECEMBER 7, 1998 - Oryx Technology Corp. (NASDAQ:ORYX) today announced that the company has received $500,000 for the sale of a portion of its holdings and a $1,000,000 promissory note in Oryx Instruments and Materials Corporation (I&M), a small manufacturer of process monitoring and testing instrumentation for the data storage and semiconductor industries.

"As a result of our strategic focus on the development and commercialization of our SurgX surge protection technology, earlier this year we sold 80 percent of our ownership in Oryx Instruments and Materials Corporation to a private investor group," said Phil Micciche, President and Chief Executive Officer of Oryx Technology Corp. "Following this recent transaction, our equity ownership in I&M has been reduced to 10 percent. The term of the $1 million promissory note called for final payment to be made in February 2000. While we believe in the long-term growth opportunity of I&M, because of the slow down in the semiconductor capital equipment market, we believe this transaction allows us to increase our focus on further developing our SurgX family of products."

COMPANY PROFILE
Headquartered in Fremont, California, Oryx Technology Corp. is a technology management company with a proprietary portfolio of high technology products in surge protection and specialized materials. The Company's customers include key OEMs in the fast growing information industry: Cooper/Bussmann, IBM Corporation, Read Rite Corporation, Seagate Technology, and Western Digital. Oryx common stock trades on the NASDAQ Small Cap Issues Market under the symbol ORYX.

FORWARD-LOOKING STATEMENTS
Certain of the matters discussed in this release are forward-looking and involve a number of risks and uncertainties. The Company's actual results could differ materially from those described for a variety of factors. Such factors include, but not are limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis" in the Company's Form 10-KSB filed
                                    -more-

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Oryx Technology Corp.
Page 2

for the fiscal years ended February 28, 1997 and February 28, 1998, as amended, as well as those discussed elsewhere in other public filings made by the Company with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: changes in customer commitments, maintenance of gross margin levels, market acceptance of new products both technically and commercially, successful product development efforts, inability to pass on price increases to customers, unavailability of products, management of cost controls and cash resources, need for additional financing, and strong competition.

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For more information on Oryx Technology via fax, at no additional cost, please dial 1-800-PRO-INFO, ticker symbol ORYX.